Exhibit 10.53

KENNAMETAL INC.

PERFORMANCE UNIT AWARD

Grant Date: ________________

Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Performance Unit Award (the “Award”) for «number of target stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. 2016 Stock and Incentive (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.

1.    Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the satisfaction of the Service Condition described herein and the Performance Conditions attached hereto as Exhibit A. Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the number of Shares, if any, to be delivered under this Award. The maximum amount of Stock Units that may be earned under this Award is equal to 1.8 times the target number of Stock Units listed in the preamble above.

2.    Except as otherwise provided in this Award, Awardee must be actively employed by the Company on the Payment Date (defined below) to be eligible to receive Shares in payment of any Stock Units earned under this Award (the “Service Condition”).

3.    In addition to satisfaction of the Service Condition, payment under this Award is subject to, and contingent upon, achievement of the annual Performance Conditions during the Performance Period specified on Exhibit A. The amount of this Award payable to Awardee will be determined by the level of achievement of the annual Performance Conditions as set forth in Exhibit A. Achievement of the Performance Conditions, including the level of achievement, if any, for each fiscal year in the Performance Period shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its sole discretion, and Awardee agrees to be bound by such determination; provided, however, the Compensation Committee shall not use its discretionary authority reserved to it under Section 6(f) of the Plan to reduce the number of Stock Units earned, if any, based on the achievement of the Performance Conditions pursuant to the terms and conditions of this Award. For each fiscal year of the Performance Period, any Stock Units that are not earned will be cancelled and forfeited at the end of such fiscal year.

4.    Issuance and Distribution.

a.    At the end of each fiscal year of the Performance Period to which this Award relates, the Compensation Committee will certify in writing the extent to which the applicable annual Performance Conditions have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

b.    Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, Stock Units earned by an Awardee will be settled and paid in Shares of the Company’s Capital Stock as soon as practicable following the end of the three-year Performance Period on a date determined in the Company’s discretion, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4) (the “Payment Date”).

5.    Change in Awardee’s Status; Change in Control.
a.    Death or Disability. In the event an Awardee Separates from Service before the Payment Date on account of death or Disability, the Service Condition will be waived. For completed fiscal years, Awardee shall be entitled to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such fiscal year. For fiscal years not completed, the Performance Conditions will be deemed to have been achieved at the target level and the Awardee will be deemed to have earned for each such fiscal year a number of Stock Units that were able to be earned for such fiscal year.

Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event an Awardee Separates from Service on account of death or Disability, the Stock Units, to the extent earned by the Awardee, shall be paid as soon as practicable following the date of such Separation from Service, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4).
b.    Change in Control. In the event there is a Change in Control during the Performance Period, (i) with respect to all outstanding Performance Units subject to this Award (other than Performance Units for fiscal years within the Performance Period that were completed prior to the Change in Control), the target level of performance set forth with respect to each performance criterion under such Performance Units shall be deemed to have been attained and such Performance Units shall be converted into, and remain outstanding, as Restricted Units and (ii) with respect to Performance Units for fiscal years within the Performance Period that were completed prior to the Change in Control, such Performance Units, measured at actual performance achieved, shall remain outstanding. Unless otherwise specifically provided herein, payment under this Award will remain subject to the satisfaction of the Service Condition.
c.    Change in Control Separation. In the event an Awardee Separates from Service prior to the Payment Date on account of an involuntary termination by the Company without cause or Awardee voluntarily terminates employment for Good Reason (as defined in the Plan) (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period following a Change in Control (a “Change in Control Separation”), the Service Condition applicable to the Performance Units and/or Restricted Units into which such Performance Units were converted upon the Change in Control will be waived and such Performance Units and/or Restricted Units shall be fully vested and nonforfeitable.
Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event of a Change in Control Separation, the Stock Units, to the extent earned by the Awardee, shall be paid as soon as practicable following the date of such Change in Control Separation, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4); provided that, in the Committee’s discretion, the Stock Units may be settled in cash and/or securities or other property.
d.    Retirement. In the event a Retirement Eligible Awardee (as defined below) Separates from Service on account of Retirement during the Performance Period, the Service Condition will be waived and the amount of this Award to be paid, if any, will be determined as follows based upon the actual achievement of the Performance Condition: For completed fiscal years, Awardee shall be entitled to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such Performance Period. For the fiscal year in which the Separation from Service occurs, the Awardee will be entitled to receive payment for a number of Stock Units determined by multiplying (x) the number of Stock Units that are earned based on the achievement of the Performance Conditions applicable to such fiscal year, times (y) the fraction equal to the number of completed months starting with July 1st of the fiscal year in which the Separation from Service occurs and ending with the month of the Awardee’s Retirement, divided by the number of months within the period. All other Stock Units granted under this Award, including Stock Units that could have been earned for fiscal years after the fiscal year in which the Separation from Service occurred, shall be cancelled and forfeited without payment by the Company or any Affiliate.
With respect to an Awardee who Separates from Service on account of Retirement during the Performance Period (a “Retirement Eligible Awardee”), any payment for completed fiscal years made to such Retirement Eligible Awardee under this Award shall be paid as soon as practicable following the date of such Separation from Service, and payments (if any) for the fiscal year in which the Separation from Service occurs will be immediately following the end of such fiscal year, in each case following written certification of achievement of the Performance Condition and in all events no later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4).

e.    All Other Separations from Service. In the event an Awardee Separates from Service for any other reason (other than death, Disability, Retirement or Change in Control Separation), including, but not limited to, voluntarily by the Awardee, or involuntarily by the Company with or without cause, prior to the Payment Date, all Stock Units granted to the Awardee shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate.

6.    The Stock Units will be entitled to receive Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying Stock Units to which they relate. Dividend Equivalents will accrue during the Performance Period. At the end of each fiscal year, Dividend Equivalents will be earned only for Stock Units that are earned or deemed earned under this Award for that fiscal year. With respect to Stock Units that are not earned for a fiscal year (because the applicable Performance Conditions are not satisfied or otherwise), Dividend Equivalents that were accrued for those Stock Units will be cancelled and forfeited along with the Stock Units and underlying Shares, without payment by the Company or any Affiliate. Dividend Equivalents will be paid in cash at such time as the underlying Stock Units to which they relate are paid.

7.    The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of prior to the Payment Date, except as described herein or in the Plan.

8.    The Shares underlying the Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

9.    This Performance Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). An Awardee shall have no right to designate the date of any payment under this Award. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

10.    Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.

11.    All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:     Michelle R. Keating
Title: Vice President, Secretary and General Counsel

Exhibit A

Performance Conditions for FY19 LTIP Performance Unit Awards
I. RETURN ON INVESTED CAPITAL (ROIC) COMPONENT: WEIGHTED AT 100%:

	ROIC
	FY19	FY20	FY21	Payout Multiple Range
Maximum	18.2%	18.2%	18.2%	150%
Target	13.0%	13.0%	13.0%	100%
Threshold	9.1%	9.1%	9.1%	50%

The table above sets forth the three year period beginning July 1, 2018 and ending June 30, 2021 (“Performance Period”) referenced in the Performance Unit Award Agreement to which this Exhibit A is attached.

Interpolation between values shown in the above table will be made on a straight line basis. There will be no payment for performance below Threshold, and no additional payment for performance above Maximum.

Subject to the terms and conditions of this Award, up to 150% of the number of Stock Units granted pursuant to this agreement may be earned with regard to the ROIC component for the Performance Period (ROIC Earned Stock Units).

II. RELATIVE TOTAL SHAREHOLDER RETURN (RELATIVE TSR) VESTING MULTIPLE COMPONENT:
(a) The total ROIC Earned Stock Units above may have a Relative TSR Vesting Multiple applied to them based on (i) the Corporation’s Total Shareholder Return, as described below, relative to the Peer Group’s (as set forth in Attachment) Total Shareholder Return for the cumulative three year performance period of time ending on June 30, 2021 (“Performance Period”) and (ii) satisfaction of the condition of employment, as set forth below.

(i) “Total Shareholder Return” (or “TSR”) over the Performance Period shall be calculated in accordance with the following formula: ((Final Price + all cash dividends paid during the specified period, included as of the applicable ex-dividend date)/Initial Price) - 1, expressed as a percentage.

(ii) “Final Price” shall mean the average of the closing prices of the Common Stock of each peer company and the Company for the final thirty trading days of the specified period plus all cash dividends paid during the final thirty (30) trading days. For purposes of this Agreement, this shall mean the final thirty (30) trading days in fiscal 2021.

(iii) “Initial Price” shall mean the average of the closing prices of the Common Stock of each peer company and the Company for the last thirty (30) trading days preceding the beginning of the specified period plus all cash dividends paid during the last thirty (30) trading days. For purposes of this Agreement, the Initial Price shall be calculated based on the average of the closing stock prices over the thirty days ending on June 30, 2018.

(iv) The Company’s Total Shareholder Return for the Performance Period shall be measured as a percentile ranking in comparison with the index of the Peer Group Total Shareholder Return (the “Index”).

(b) The Relative TSR Vesting Multiple to be applied to the total number of ROIC Earned Stock Units to determine the total number of shares of Common Stock to be received pursuant to this agreement shall be the “Award Shares” and shall be calculated as follows:

If the Company’s TSR rank against the Peer Group is:	Relative TSR Vesting Multiple (% of ROIC Earned Stock Units)
at or below the 25th percentile (Threshold)	80%
at the 50th percentile (Target)	100%
at the 75th percentile or more (Maximum)	120%

The percentile rank calculation shall be calculated without including the Company.

The Relative TSR Vesting Multiple is based on the Company’s Total Shareholder Return for the Performance Period relative to the Index.

The Relative TSR Vesting Multiple shall be interpolated on a straight-line basis between the percentile levels in the above table.

The Index group companies shall consist of those companies that comprise the S&P 400 Capital Goods Index as of July 12, 2018 and listed on the following attached page. Peer Group companies will be adjusted as follows for activity during the Performance Period:

•	If the Company or a member of the Peer Group splits its stock, such company's TSR will be adjusted for the stock split

•	If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

•
If a member of the Peer Group sells, spins‐off, or disposes of a portion of its business representing more than 50% of such Company’s total assets during the Performance Period, such Company will be removed from the Peer Group

•	If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period

•	If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period

•
Members of the Peer Group that file for bankruptcy, liquidation or similar reorganization during the Performance Period will remain in the Peer Group, positioned below the lowest performing nonbankrupt member of the Peer Group

Any adjustments resulting in the removal of a peer company will not impact completed measurement periods during an outstanding performance period.
The Compensation Committee shall have the authority to make adjustments in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which such member was originally selected.

INDEX PEER GROUP COMPANIES
(as of July 12, 2018)

S&P 400 Capital Goods Index

Company Name	Exchange: Ticker

Acuity Brands, Inc.	NYSE: AYI

AECOM Technology Corporation	NYSE: ACM

AGCO Corporation	NYSE: AGCO

Carlisle Companies Incorporated	NYSE: CSL

Crane Co.	NYSE: CR

Curtiss-Wright Corporation	NYSE: CW

Donaldson Company, Inc.	NYSE: DCI

Dycom Industries, Inc.	NYSE: DY

EMCOR Group Inc.	NYSE: EME

Enersys	NYSE: ENS

Esterline Technologies Corp.	NYSE: ESL

GATX Corp.	NYSE: GMT

Graco Inc.	NYSE: GGG

Granite Construction Incorporated	NYSE: GVA

Hubbell Inc.	NYSE: HUB.B

IDEX Corporation	NYSE: IEX

ITT Corporation	NYSE: ITT

KBR, Inc.	NYSE: KBR

KLX Inc.	NasdaqGS: KLXI

Lennox International, Inc.	NYSE: LII

Lincoln Electric Holdings Inc.	NasdaqGS: LECO

MSC Industrial Direct Co. Inc.	NYSE: MSM

Nordson Corporation	NasdaqGS: NDSN

NOW Inc.	NYSE: DNOW

nVent Electric plc	NYSE: NVT

Oshkosh Corporation	NYSE: OSK

Regal Beloit Corporation	NYSE: RBC

Teledyne Technologies Inc.	NYSE: TDY

Terex Corp.	NYSE: TEX

The Timken Company	NYSE: TKR

The Toro Company	NYSE: TTC

Trinity Industries Inc.	NYSE: TRN

Valmont Industries, Inc.	NYSE: VMI

Watsco Inc.	NYSE: WSO

Westinghouse Air Brake Technologies Corporation	NYSE: WAB

Woodward, Inc.	NasdaqGS: WWD